FIRST AMENDMENT     TO
                               COMPANY AGREEMENT


          This First Amendment (the "First Amendment") is dated as of May 14, 1997, among ASC Holdings, Inc. (formerly known as The Amalgamated Sugar Company), a Utah corporation ("AGM"), Amalgamated Collateral Trust, a Delaware business trust (the "Trust"), Snake River Sugar Company, an Oregon cooperative corporation ("SRSC"), and The Amalgamated Sugar Company LLC, a Delaware limited liability company (the "Company").

                                   RECITALS:

          WHEREAS, AGM, SRSC and the Company are parties to the Company Agreement dated January 3, 1997, effective for tax and accounting purposes as of December 31, 1996 (the "Company Agreement");

          WHEREAS, the parties hereto wish to admit the Trust as a member of the Company and to amend the Company Agreement as provided in this First Amendment; and

          WHEREAS, capitalized terms used in this First Amendment shall have the meanings given to them in the Company Agreement, except as otherwise provided in this First Amendment;

          NOW THEREFORE, the parties hereto agree as follows:

          1.   DEFINITIONS.

          (a) The following definitions are hereby added to Article II of the Company Agreement:

          AGGREGATE CONSOLIDATED NET INCOME means, as at any date of determination, the aggregate Consolidated Net Income of the Company and its Subsidiaries during the thirty-six (36) month period then most recently ended.

          CAPITAL LEASE OBLIGATIONS - means with respect to any Person and a Capital Lease (which means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP), the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person

          CCC LOANS - means loans made by the Commodity Credit Corporation or any successor entity to the Company.

          CHANGE OF CONTROL EVENT - means the termination of full-time employment with the Company as a result of resignation or removal (for any reason) of any five of the following nine individuals prior to the expiration of such individual's employment contract in effect on the date of this First Amendment: Allan M. Lipman, Jr.,
          Lawrence L. Corry, Ralph C. Burton, K. Pete Chertudi, John R. Lemke, David L. Budge, Wayne P. Neeley, Dennis D. Costesso and George R. Hobbs.

          COLLATERAL AGENT - means First Security Bank, National Association, as the Collateral Agent pursuant to the Snake River Pledge Agreement, and any successor collateral agent pursuant to such agreement.

          CONSOLIDATED - means with respect to the accounting item with respect to any Person, such item on a consolidated basis for such Person and its Subsidiaries.

          CONSOLIDATED NET INCOME - means with respect to any Person, Consolidated gross revenues less all operating and non-operating expenses and other proper charges determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income:

               (1)  extraordinary gains;

               (2) gains or losses resulting from the sale or other disposition of capital assets;

               (3)  undistributed earnings of non-Subsidiary Investments;

               (4)  gains arising from changes in accounting principles;

               (5)  gains arising from the write-up of assets;

               (6) any earnings of a Person acquired by the Company or any Subsidiary of the Company prior to the date such acquisition occurs; and

               (7) any gains or losses resulting from the retirement or extinguishment of Debt.

          CONSOLIDATED TANGIBLE ASSETS - means the total net book value of all assets of the Company and its Subsidiaries (excluding goodwill, trade names, copyrights, trademarks, other intangible assets, and write-ups of assets after the date of the this First Amendment) determined on a Consolidated basis as of the last day of the Company's most recently ended fiscal year.
          CURRENT DEBT - means any Debt that is payable on demand or that matures within one year, without any option on the part of the borrower or issuer thereunder to extend or renew such Debt for a period of more than one year from the date of original issuance or borrowing. Notwithstanding the foregoing, Current Debt shall include the Bank Indebtedness and the CCC Loans.

          DEBT - means , with respect to any Person:

                    (a) any indebtedness for borrowed money, (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable),

                    (b) indebtedness of a third party secured by Liens on the assets of such Person or a Subsidiary of such Person,

                    (c)  Capital Lease Obligations,

                    (d)  Guarantees,

                    (e) with the exception of the AGM Interest, capital stock (or similar equity interests) that provides for mandatory redemption or repurchase or repurchase at the option of the holder thereof (and, if such Person is a Subsidiary of the Company, all capital stock (or similar equity interests) which is preferred as to liquidation and is held by Persons other than the Company or a Wholly-Owned Subsidiary of the Company);

                    (f) obligations with respect to Swaps, letters or credit and similar obligations; and

                    (g)  modifications, renewals and extensions of the above.

          FAIR MARKET VALUE - means at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

          FUNDED DEBT - means all Debt other than Current Debt.

          GUARANTEES - means with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guarantees shall include obligations of partnerships and joint ventures of which such Person or any Subsidiary is a general partner or co-venturer that is not expressly non-recourse to such Person or such Subsidiary.
          MATERIAL - means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

          MATERIAL ADVERSE EFFECT - means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or
          (b) the ability of the Company to perform its obligations under the

          Company Agreement and this First Agreement, or (c) the validity or enforceability of the Company Agreement and this First Agreement.

          NOTE PURCHASE AGREEMENTS - means the note purchase agreements dated as of the date of this First Amendment among SRSC and each of the purchasers named in such agreements, as such agreements may be amended, supplemented or otherwise modified from time to time.

          PERCENTAGE OF EARNINGS CAPACITY means, with respect to assets of the Company, and/or its Subsidiaries Transferred or proposed to be Transferred, the ratio (expressed as a percentage) of (i) Consolidated Net Income produced by or attributable to such assets during the thirty-six (36) month period most recently ended prior to the date of their Transfer or proposed Transfer to (ii) Aggregate Consolidated Net Income.

          PLEDGE AGREEMENTS - means the Snake River Pledge Agreement and the SPT Pledge Agreement.

          RETAINED AMOUNTS - means the sum of (i) 95% of any Accrual, (ii) 100% of any Deferral, (iii) 100% of any Insurance Deferral, plus (iv) 100% of any interest accrued on any such Deferral or Insurance Deferral. SNAKE RIVER PLEDGE AGREEMENT - means the Pledge Agreement dated as of the date of this First Amendment among the Collateral Agent and SRSC.

          SPT PLEDGE AGREEMENT - means the Pledge Agreement dates as of the date of this First Amendment among SRSC and the Trust.

          SUBSIDIARY or SUBSIDIARIES - means as to any Person (a) any corporation(s) organized under the laws of any state of the United States of which such Person or another Subsidiary of such Person, as the case may be, beneficially owns or controls, either directly or indirectly, 100% of the outstanding capital stock, and (b) any partnership(s) or other entities organized under the laws of any state of the United States in which such Person or another Subsidiary of such Person, as the case may be, holds a 100% equity interest and controls the management of such entity.

          SUBORDINATED PRINCIPAL REDUCTION - means, the repayment of all principal, interest and other amounts owing on SRSC's indebtedness incurred pursuant to the Loan and Security Agreement dated as of January 3, 1997, to be effective for tax and accounting purposes as of December 31, 1996, among SRSC, as borrower, and Valhi, as lender, as amended.

          SUBSTANTIAL PART - means, as of any date of determination and with respect to assets of the Company and/or its Subsidiaries, any of the following:

               (a) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries during the twelve month period immediately preceding the date of determination, an aggregate net book value or an aggregate Fair Market Value (whichever is greater) equal to or greater than 10% of Consolidated Tangible Assets;

               (b) assets having, when taken together with all other assets Transferred by the Company and/or its subsidiaries from and after the date of this First Amendment, an aggregate net book value or an aggregate Fair Market Value (whichever is greater) equal to or greater than 25% of Consolidated Tangible Assets;

               (c) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries during the twelve month period immediately preceding the date of determination, an aggregate Percentage of Earnings Capacity equal to or greater than 10%; or

               (d) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries from and after the date of this First Amendment, an aggregate Percentage of Earnings Capacity equal to or greater than 25%.


          SWAPS - means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
          TRANSFER OR TRANSFERRED - means to consolidate with or merge with any other corporation or otherwise effect a recapitalization or restructuring or convey, transfer or lease any of its assets in a single transaction or series of transactions to any Person or Persons.

          TRUST - has the meaning set forth in the first paragraph of this First Amendment.

          VALHI DEFAULT - means a default which permits the Valhi Loans to be accelerated.

          VOTING RIGHTS AGREEMENT - means the voting rights and forbearance agreement dated as of the date of this first Amendment among the Trust, AGM as Company Trustee and the Collateral Agent (and acknowledged by the Company).

          WHOLLY-OWNED SUBSIDIARY - means with respect to any Person, at any time, any Subsidiary of such Person one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of such Person and such Person's other Wholly-Owned Subsidiaries at such time.

     (b) The definition of "AGM" contained in Section 1.1 of the Company Agreement is hereby amended to have the meaning set forth in the introductory paragraph of this First Amendment.

     (c) The definition of "Bank Indebtedness" is hereby amended to replace the number "$100,000,000" with "$120,000,000."

     (d) The definition of Distributable Cash is hereby amended to add the following to such definition "For purposes of Sections 9.3.1, the term Distributable Cash shall not include net cash proceeds to the Company generated from a Major Capital Event."

     (e) The following definitions are hereby amended and restated to read as follows:

          AFFILIATE - means , at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.
          As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

          INVESTMENT - means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries in any Person, whether by acquisition of stock, Debt or other obligation or Security (as defined in Section 2(1) of the Securities Act of 1933, as amended from time to time), or by loan, Guarantee, advance, capital contribution or otherwise.

          PUT OPTION CONSIDERATION - means the sum of $250,000,000 (in the sale of all of the AGM Interest originally issued) or the applicable portion thereof (in the sale of a portion of the AGM Interest), plus any Retained Amounts (or, in the case of the sale of a portion of the AGM Interest, the part of any Retained Amounts relating to such portion).

          REDEMPTION PRICE - means the sum of $250,000,000 (in the redemption of all of the AGM Interest originally issued) or the applicable portion thereof (in the redemption of a portion of the AGM Interest), plus any Retained Amounts (or, in the case of the sale of a portion of the AGM Interest, the part of any Retained Amounts relating to such portion).

          SR TERM INDEBTEDNESS - means SR's term loans as in effect on the date of this First Amendment, including without limitation all Indebtedness under the Note Purchase Agreements.

          (f)  The following definitions are hereby deleted in their entirety:

          CHANGE IN OWNERSHIP OR STRUCTURE

          OPERATING CASH FLOW

          FIXED CHARGES

          MONTHLY TRANCHE B INTEREST

          PERMITTED INDEBTEDNESS

          PERMITTED INVESTMENTS

          PERMITTED MERGERS

2.   CONSENT TO TRANSFER OF AGM INTEREST.

     (a) SRSC and the Company hereby consent to the transfer of the AGM Interest from AGM to the Trust and to the admission of the Trust as a Member of the Company. In reliance on the representations and warranties of the Trust set forth below, the parties waive the requirement set forth in Section 11.3.1 of the Company Agreement that the Trust provide a legal opinion in connection with such transfer. The Company represents that it has received from the Trust all information and agreements required pursuant to Section 11.3.2 of the Company Agreement. Appendix A to the Company Agreement is hereby amended to include the following address for the Trust:

                    Amalgamated Collateral Trust
                    c/o Wilmington Trust Company, as Resident Trustee Rodney Square North
                    1100 North Market Street
                    Wilmington, Delaware 19890-0001

                    and c/o ASC Holdings, Inc., as Company Trustee Three Lincoln Centre
                    5430 LBJ Freeway, Suite 1700
                    Dallas, Texas 75240-2697

     (b) The Trust hereby consents to be bound by and subject to all provisions of this First Amendment and the Company Agreement as if the Trust were a party thereto. The Trust hereby represents and warrants that: (i) it is acquiring the AGM Interest for investment and not with a view to the resale or distribution thereof; and (ii) it is acquiring the AGM Interest solely for its own account for investment purposes, and not with a view to the distribution thereof. The Trust acknowledges that the AGM Interest is subject to restrictions on its transfer, as set forth in the Company Agreement, and agrees to observe and be bound by all such restrictions. The Trust further agrees that the Company may endorse each certificate representing the AGM Interest with an appropriate legend relating to the foregoing. The Trust understands the following concerning the AGM Interest:

          (i) that the AGM Interest has not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and is being transferred from AGM to the Trust in reliance upon federal and state exemptions for transactions not involving any public offering;

          (ii) that the Trust cannot sell the AGM Interest unless the AGM Interest is registered under the Securities Act of 1933, as amended, and applicable state securities laws, or pursuant to an exemption from such registration requirements;

          (iii) that the Trust must bear the economic risk of its investment in the AGM Interest for an indefinite period of time because the AGM Interest has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and, therefore, cannot be sold unless it is subsequently registered or unless exemptions from such registration requirements are available;

          (iv) that even if sale of the AGM Interest is permitted, a purchaser may not become a Member of the Company without the consent of the other Members, which they may have no obligation to give;

          (v) that any certificate evidencing the AGM Interest will bear a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS MEMBERSHIP CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES ACTS (THE "STATE ACTS") AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE AMALGAMATED SUGAR COMPANY LLC (THE "COMPANY") OF A FAVORABLE OPINION OF COUNSEL (WHICH MAY BE COUNSEL TO THE TRANSFEROR OR TRANSFEREE) AND THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EACH SUCH CASE TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.

          THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN A COMPANY AGREEMENT DATED JANUARY 3, 1997, AMONG THE REGISTERED OWNER HEREOF, THE COMPANY AND CERTAIN OTHER PARTIES, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

          (vi) that stop transfer instructions will be placed with respect to the AGM Interest so as to restrict resale, pledge, hypothecation or other transfer thereof, subject to the further terms hereof, including the provisions of the legend set forth above.

     (c) Except as set forth in the Voting Rights Agreement, the parties agree that the Trust, as the holder of the AGM Interest, shall have all of the rights and obligations of a holder of the AGM Interest as provided in the Company Agreement and this First Amendment.

     (d) The Company agrees that it shall provide copies of all reports and information required to be provided to the holder of the AGM Interest to each of the Trust and AGM.

     3. CONSENT TO PLEDGE OF AGM INTEREST AND SR INTEREST AND RELATED TRANSFERS AND SALES.

          (a) In connection with the Trust's pledge of the AGM Interest to SRSC pursuant to the terms of the SPT Pledge Agreement, SRSC's pledge of the SR Interest to the Collateral Agent pursuant to the terms of the Snake River Pledge Agreement, and SRSC's pledge of all of its rights in the SPT Pledge Agreement to the Collateral Agent pursuant to the terms of the Snake River Pledge Agreement, the parties agree, notwithstanding anything in the Company Agreement or this First Amendment to the contrary, as follows: (i) the transfer or sale of the SR Interest to the Collateral Agent pursuant to the terms and conditions of the Snake River Pledge Agreement shall not require any further consent of the Members, (ii) the transfer or sale of the AGM Interest from the Trust to SRSC (or, pursuant to the terms and conditions of the Snake River Pledge Agreement, to the Collateral Agent) pursuant to the terms and conditions of the SPT Pledge Agreement shall not require any further consent of the Members, (iii) the transfer or sale of the AGM Interest and/or the SR Interest pursuant to the terms and conditions of the Pledge Agreements shall not require any further consent of the Members, (iv) following any such transfer or sale, and upon the receipt by the Company and the Remaining Members of written notice of such transfer pursuant to the provisions of Section 11.2 of the Company Agreement and the information and agreements referred to in Section 11.3.1,
     11.3.2 and 11.3.4 of the Company Agreement, the transferee in any such transfer or sale shall be admitted as a Member of the Company without the need for any further consent of the Members, (v) the provisions of Section
     11.3.3 of the Company Agreement shall not apply to any such transfer or sale, and (vi) the last sentence of Section 11.1 of the Company Agreement is hereby deleted.

          (b) The parties agree that any transfer of all or part of the portion of the AGM Interest pledged to the Company pursuant to the terms and conditions of the Indemnification Pledge Agreement, dated as of January 3, 1997 among the Company, SRSC and AGM, as amended and restated as of the date of this First Amendment among the Company, the Trust and SRSC, shall not require any further consent of the Members and any transfer of all or part of such portion of the AGM Interest pursuant to the terms and conditions of such pledge agreement shall not require consent of the Members.

          (c) The parties acknowledge and understand that, pursuant to the Deposit Trust Agreement dated as of the date of this First Amendment among the Trust, the Collateral Agent and SRSC, immediately upon any Retained Amount being accrued, the Trust will distribute to its beneficiaries all rights of the holders of the AGM Interest to receive any Retained Amounts, and, accordingly, the pledge of the AGM Interest pursuant to the SPT Pledge Agreement does not include a pledge of any rights held by the holders of the AGM Interest to receive any Retained Amounts to the extent such Retained Amounts accrued prior to the date of any Valhi Default. Following any Valhi Default, the parties agree that, except as otherwise approved by the holders of the SR Term Indebtedness, no amounts shall be paid in respect of any Retained Amounts until after the Principal Reduction. Prior to any Valhi Default, amounts shall be paid in respect of any Retained Amounts as provided in Section 9 of the Company Agreement and Section 6 of this First Amendment.

          4. CONSENT TO VOTING AGREEMENT. The parties understand and agree that (i) pursuant to the Voting Rights Agreement, AGM has been granted certain consent and voting rights to act, in its discretion, on behalf of the holder(s) of the AGM Interest, and (ii) AGM's ability to exercise such rights (including, without limitation, the right to require mandatory redemption of the AGM Interest pursuant to the provisions of Article XVII of the Company Agreement, the right to exercise the Put Option pursuant to the provisions of Article XVIII of the Agreement, and the right to exercise certain remedies pursuant to Article XVI of the Company Agreement) is subject to the terms and conditions of the Voting Rights Agreement.

          5.   TERMINATION OF DEFERRAL RELATING TO TRANCHE B INTEREST.  Each of
(i) clause (d)(iii) of Section 9.3.1 of the Company Agreement, and (ii) all references to such clause in the Company Agreement, are hereby deleted in their entirety. On the effective date of this First Amendment, the parties agree that SRSC shall transfer to the Company, as an additional Capital Contribution, an amount equal to all amounts deferred pursuant to clause (d)(iii) of Section
9.3.1 prior to the effective date of this First Amendment (and paid to the holders of the SR Interest rather than the holders of the AGM Interest) (the "Current Deferral") and such Capital Contribution shall be paid to the holder of the AGM Interest. The parties agree that an amount equal to $30,546.18 (representing accrued interest on the Current Deferral as of the date of this First Amendment), together with interest on such amounts at a rate equal 10.145% per annum) shall be added to the Deferral (and paid as part of the Deferral at such times an in such amounts as is permitted under the Company Agreement and this First Amendment). The parties agree that payment of the Current Deferral and such interest shall constitute full satisfaction of the obligation of the Company to make any distributions required, prior to the date of this First Amendment, by clause (d)(iii) of Section 9.3.1 of the Company Agreement.

          6. PAYMENT OF DEFERRAL AND INTEREST THEREON UPON PAYMENT OF SRSC SUBORDINATED DEBT. The references to "Principal Reduction" in Section 9.3.1(d) of the Company Agreement are hereby amended to read "Subordinated Principal Reduction."

          7. OBLIGATION OF SRSC TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS. The parties agree that, following the Subordinated Principal Reduction and so long as the Deferral and the Insurance Deferral (including any interest accruing on such Deferral or Insurance Deferral) is greater than zero, SRSC shall make additional Capital Contributions to the Company in an amount equal to any amounts permitted to be contributed by SRSC to the Company pursuant to Section
10.9 of the Note Purchase Agreements. Such additional Capital Contributions shall be promptly paid by the Company to the holder of the AGM Interest and such payments shall reduce, on a dollar for dollar basis, the amount of any outstanding Deferral and Insurance Deferral (plus any interest accrued on such Deferral or Insurance Deferral).

          8. CONSENT TO REFINANCING. For purposes of the definition of SR Term Indebtedness, AGM, as the holder of the AGM Interest, hereby consents to SRSC's refinancing of a portion of its term debt pursuant to the Note Purchase Agreements, and agrees that the $100 million in term indebtedness incurred pursuant to the Note Purchase Agreements shall be considered as SR Term Indebtedness for purposes of the Company Agreement.

          9. PAYMENT OF PUT OPTION CONSIDERATION OR REDEMPTION PRICE PRIOR TO THE PRINCIPAL REDUCTION.

          (a) The parties agree that, upon any mandatory redemption of the AGM Interest, except as otherwise approved by the holders of the SR Term Indebtedness, the Company shall not pay the portion, if any, of the Redemption Price consisting of any Retained Amounts until following the Principal Reduction. Any such amounts which are not paid shall bear interest at a rate of 10.145% per annum and shall be paid as soon as practicable following the Principal Reduction.

          (b) The parties agree that, upon any exercise of the Put Option, except as otherwise approved by the holders of the SR Term Indebtedness, SRSC shall not be obligated to pay the portion, if any, of the Put Option Consideration consisting of any Retained Amounts until following the Principal Reduction. Any such amounts which are not paid shall bear interest at a rate of 10.145% per annum and shall be paid as soon as practicable following the Principal Reduction.

          10. MAJOR CAPITAL EVENTS. Section 9.3.2 of the Company Agreement is hereby amended and restated in its entirety as follows:

               9.3.2 Except as provided below, the Company shall distribute any Distributable Cash from a Major Capital Event, (i) first, to the Members in an amount equal to any unpaid Accrual, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, (ii) second, to the holders of the AGM Interest, until such holders have received an amount equal to any Deferral and any Insurance Deferral, (iii) third, to the Members pro rata in accordance with their Sharing Ratios, until each Member has received an amount under this Section 9.3.2 equal in the aggregate to the Capital Contribution made by each Member, and (iv) fourth, to the Members in the percentages then in effect under Section 9.3.1(b)(iii). Any amounts which would be distributed under this Section 9.3.2 to holders of the AGM Interest during the 1997 or 1998 Fiscal Years of the Company, to the extent such distributions would cause distributions to the holders of the AGM Interest for either of the Company's 1997 or 1998 Fiscal Years to exceed an aggregate of $25,362,500, shall not be distributed in such Fiscal Years but shall instead be paid to the holders of the AGM Interest in the Company's 1999 Fiscal Year.

          Except as otherwise approved by the holders of the SR Term Indebtedness, prior to the date of the Principal Reduction, if the Major Capital Event is also an Insurance Event, then prior to any distribution pursuant to the first paragraph of this Section 9.3.2, an amount of Distributable Cash from the Insurance Event (up to an amount equal to any outstanding principal, interest and other amounts outstanding on the SR Term Indebtedness) shall be distributed to the holders of the SR Interest. The amounts that would otherwise have been distributed to the holders of the AGM Interest, but for the provisions of the immediately preceding sentence is referred to in this Agreement as the "Insurance Deferral." Following the date of the Principal Reduction, amounts which would otherwise be distributed to the holders of the SR Interest pursuant to this Company Agreement shall be reduced (and such distribution shall instead be paid dollar for dollar to the holders of the AGM Interest) in an amount equal to the sum of (i) the amount of the Insurance Deferral, plus (ii) interest on such Insurance Deferral at the rate of 10.145% per annum, compounded annually, from the date any Insurance Deferral amount would otherwise have been paid to the holders of the AGM Interest until the date an amount equal to such Insurance Deferral and such interest is actually paid to the holders of the AGM Interest pursuant to this Section 9.3.2.

          Notwithstanding anything to the contrary in this Section 9.3.2, (i) if a Major Capital Event is incident to or results in the liquidation of the Company, Distributable Cash therefrom shall be distributed in accordance with Section 13.3, and (ii) upon the occurrence and during the continuation of an Event of Default (under and as defined in the Note Purchase Agreements), the Company shall not distribute any Distributable Cash from a Major Capital Event which is not an Insurance Event.

          11. AMENDMENTS TO SECTION 6.3. Section 6.3 of the Company Agreement is hereby amended to read as follows:

          6.3 AGM MEMBER CONSENT. Notwithstanding anything in this Company Agreement to the contrary, the Company shall not do any of the following acts, directly or indirectly, without the written consent of a Majority of the AGM Interest:

               (i) make any distributions upon any Membership Interest other than distributions pursuant to the terms of Section 9.3;

               (ii) purchase or otherwise acquire all or any portion of any Membership Interest (including, without limitation, rights to acquire all or any portion of any Membership Interest) other than the purchase of the AGM Interest pursuant to Article XVII;

               (iii) directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to (and the Company will not permit any Subsidiary of the Company to do any of the forgoing), (i) any Consolidated Funded Debt or (ii) any Consolidated Current Debt, except for (A) the CCC Loans (provided that at any time that the CCC Loans are recourse to the Company, the Company will not have any CCC Loans outstanding unless there shall have been during the immediately preceding twelve months a period of at least 60 consecutive days on each day of which there shall have been no CCC Loans outstanding in excess of $25,000,000) and (B) the Bank Loans, provided that there shall have been during the immediately preceding twelve months a period of at least 60 consecutive days on each day of which there shall have been no Bank Loans outstanding in excess of $65,000,000;

               (iv) declare, make or authorize any Investment (and the Company will not permit any Subsidiary of the Company to do any of the forgoing) except the following:

                    (1) Investments existing on the date of the this First Amendment and set forth in Schedule 10.9 to the Note Purchase Agreements;

                    (2) Investments in direct obligations of the United States of America or obligations fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired;

                    (3) Investments in certificates of deposit maturing within one year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any or its states, rated AA or better by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc. or Aa2 or better by Moody's Investors Service, Inc., and having capital, surplus and undivided profits aggregating at least $750,000,000;

                    (4) Investments in commercial paper rated A1 by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc. or P1 by Moody's Investors Service, Inc. and maturing not more than 270 days from the date acquired;

                    (5)  loans and advances by the Company to its Subsidiaries;

                    (6) loans and advances (i) by Subsidiaries of the Company to the Company and (ii) between Subsidiaries of the Company;

                    (7) travel and other business advances to officers and employees of the Company or any Subsidiary of the Company in the ordinary course of business; and

                    (8) other Investments not to exceed an aggregate amount of $1,500,000;

               (v) effect any Transfer (and the Company will not permit any Subsidiary of the Company to do any of the forgoing) except that:

                    (a) the Company or any of its Subsidiaries may Transfer assets in the ordinary course of their business;

                    (b) any Subsidiary of the Company may merge with the Company or with a Wholly-Owned Subsidiary of the Company, provided that the Company or such Wholly-Owned Subsidiary shall be the survivor of such merger;

                    (c) any Subsidiary of the Company may Transfer its assets to the Company or any Wholly-Owned Subsidiary of the Company;

                    (d) the Company may consolidate or merge with another corporation if (i) the Company is the continuing or surviving company and (ii) immediately before and after giving effect to such transaction, no breach of the Company Agreement or this First Amendment exists or would exist, and no amendment of the Company Agreement or this First Amendment is required; and

                    (e) the Company and any of its Subsidiaries may Transfer assets of the Company or such Subsidiary, as the case may be, if all of the following conditions shall have been satisfied with respect thereto: (i) such Transfer does not involve a Substantial Part of the assets of the Company and its Subsidiaries, (ii) in the good faith opinion of the Company, the Transfer is in exchange for consideration with a Fair Market Value at least equal to that of the property Transferred, and is in the best interests of the Company and its Members and (iii) immediately before and after giving effect to such Transfer no breach of the Company Agreement or this First Amendment exists or would exist, and no amendment of the Company Agreement or this First Amendment is required;

     No such Transfer of assets of the Company or any of its Subsidiaries shall have the effect of releasing the Company or any of its Subsidiaries or any successor corporation that shall theretofore have become such a successor corporation in the manner prescribed in this Section 6.3(v) from any obligation to the Members under the Company Agreement or this First Amendment;

               (vi) Transfer, or part with control of, any shares of stock (or other equity interests) or Debt of any Subsidiary of the Company (and the Company will not permit any Subsidiary of the Company to do any of the forgoing) except (i) the Company or any of its Subsidiaries may Transfer shares of stock (or other equity interests) or Debt of any Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company and
     (ii) the Company or any of its Subsidiaries may Transfer all shares of stock (or other equity interests) and all Debt of such a Subsidiary if
     (a) the Transfer is in exchange for cash consideration with a Fair Market Value at least equal to that of the property transferred (determined in good faith by the Management Committee of the Company), (b) such Transfer is otherwise permitted under this Section 6.3 and (c) at the time of such Transfer, such Subsidiary shall not own, directly or indirectly, any shares of stock (or other equity interests) or Debt of any other Subsidiary (unless all of the shares of stock (or other equity interests) and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold). The Company will not issue any membership interests other than the SR Interest and the AGM Interest;

               (vii) engage in any business other than the production and sale of sugar and by-products;

               (viii) other than in connection with Bank Indebtedness and the Note Purchase Agreements, become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's ability to perform the provisions of the Company Agreement (including, without limitation, provisions relating to payment of distributions on and making acquisitions of the AGM Interest);

               (ix) enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (and the Company will not permit any Subsidiary of the Company to do any of the forgoing), except (i) as set forth on Schedule 10.1 to the Note Purchase Agreements, (ii) the Company Agreement, this First Amendment, and the Formation Agreement and transactions contemplated by such agreements, (iii) in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, and (iv) transactions between the Company and any Subsidiary of the Company;

               (x) permit any Subsidiary of the Company to incur or permit to exist any restriction on such Subsidiary's ability to make payments or other distributions to the Company or its Subsidiaries, to repay intra-company Debt or to otherwise transfer earnings or assets to the Company or its Subsidiaries;

               (xi) make or commit to make capital expenditures (and the Company will not permit any Subsidiary of the Company to do any of the forgoing) in an aggregate amount exceeding $35,000,000 on a consolidated basis during any fiscal year and the two previous fiscal years; provided, however, that
     (A) to the extent such limit has been reached during any fiscal year, the Company and its Subsidiaries may make capital expenditures reasonably required to be made in such fiscal year by legal or regulatory requirements, (B) commencing with the Company's fiscal year beginning on January 1, 1998 and on each January 1 thereafter, the $35 million aggregate threshold shall be adjusted by an amount equal to the change since January 1, 1997 in the U.S. producer price index for refined beet sugar (as shown on the most currently available publication) (or, if such index is no longer available, the closest comparable U.S. producer price index available, as reasonably determined by the Company), (C) the limitation set forth in this Section 6.3(xi) shall not apply to capital expenditures which are financed with Debt incurred by the Company specifically for the purpose of making such capital expenditures, so long as such Debt is permitted to be incurred under this Section 6.3, (D) for purposes of this Section 6.3(xi), capital expenditures for each fiscal year prior to January 1, 1997 shall be deemed to be an amount equal to $10,000,000;

               (xii) permit a court or governmental authority of competent jurisdiction to enter an order appointing, without consent by the Company or any Subsidiary of the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary of the Company or the marshaling of its assets, or any such petition shall be filed against the Company or any Subsidiary of the Company and such petition shall not be dismissed within 60 days;

          (xiii)    permit the Company or any Subsidiary of the Company (i) to generally not pay, or admit in writing its inability to pay, its debts as they become due, (ii) to file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) to make an assignment for the benefit of its creditors, (iv) to consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
     (v) to be adjudicated as insolvent or to be liquidated, (vi) to consent to any other marshaling of its assets, (vii) to take corporate action for the purpose of any of the foregoing;

          (xiv) permit a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 to be rendered against one or more of the Company, and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

               (xvii)    (i) permit the payment of any principal of or premium

     or interest on the Bank Indebtedness, any CCC Loan or any other Debt that is outstanding to be accelerated according to its terms and declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (ii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), permit the Company or any Subsidiary of the Company to become obligated to purchase or repay the Bank Loans, such CCC Loan or such other Debt before its regular maturity or before its regularly scheduled dates of payment; provided that in the case of Debt other than the Bank Loans or any CCC Loan, the aggregate outstanding principal amount thereof subject to clauses (i) and/or (ii) above is $1,000,000 or more;
               (xviii)   permit a Change in Control Event to occur;

               (xix) fail to preserve and keep in full force and effect the limited liability company existence of the Company and all rights and franchises (including, without limitation, licenses and permits) of the Company, and, except as otherwise expressly provided by this Section 6.3, fail to at all times preserve and keep in full force and effect the existence of each of its Subsidiaries and all rights and franchises (including, without limitation, licenses and permits) such Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

          12. OFFSET RIGHTS. The parties agree that, in the event any Member of the Company is obligated to return any amounts pursuant to the provisions of
Section 9.3.1(b) of the Company, the Company may, at its option, withhold such amounts from amounts to be distributed to such Member pursuant to Section 9.3.1 or otherwise, provided, however, that in the case of the Trust, so long as the notes issued pursuant to the Note Purchase Agreements are outstanding, the Company shall not withhold an amount which would cause the Trust to receive an amount, in any month, that is less than the scheduled payments of interest and principal on such notes.
          13. TECHNICAL AMENDMENTS. Section 5.1.1 of the Company Agreement is hereby amended by replacing the term "AGM" with the phrase "the holders of a Majority of the AGM Interest." Section 9.3.3. of the Company Agreement is hereby amended by replacing the phrase "will be rendered insolvent"with the phrase "will not be rendered insolvent." The heading of Section 16.2 is hereby amended by replacing the term "Distributions" with the term "Management Committee" and by adding the phrase "and at the request of the holders of a Majority of the AGM Interest" after the word "occurs" in the first sentence of such Section.
Article III is hereby amended by replacing the term "amortization" with the term "authorization" and by deleting the words "refined" and the phrase "from sugarbeets."

          14. NOTE PURCHASE AGREEMENTS. Notwithstanding anything in the Company Agreement or this First Amendment to the contrary, to the extent that any provision of or action required by the Company Agreement or this First Amendment is inconsistent with or prohibited by the terms of the Note Purchase Agreements or the Voting Rights Agreement, then until the Note Purchase Agreements and the Voting Rights Agreement are terminated, the terms of the Note Purchase Agreements and the Voting Rights Agreement, respectively, shall govern, provided, however, that without the consent of the holders of the AGM Interest, no amendment, modification or other alteration of the Note Purchase Agreements and the Voting Rights Agreement after the date of this First Amendment shall be deemed to (i) create any liability of, or increase any obligation of, the holders of the AGM Interest, (ii) reduce any liability of, or decrease any obligation of, the holders of the SR Interest, (iii) require any change in the governance provisions of the Company Agreement, including without limitation the provisions of the Company Agreement relating to the selection of the Management Committee, the rights and responsibilities of representatives on the Management Committee, or the voting rights of Members, (iv) change any provision of Section
6.3 of the Company Agreement, as amended by this First Amendment, (v) reduce or eliminate any rights of the holders of the AGM Interest to receive information from the Company or SRSC, (vi) require any change in the Capital Account of the holder of the AGM Interest, (vii) change any provisions relating to distributions and allocations, (viii) require the admission of any new member, the withdrawal of any Member or the dissolution of the Company, (ix) change any provisions relating to the Put Option or the mandatory redemption of the AGM Interest, and (x) provide for any discriminatory treatment (including, without limitation, relating to distributions) between Members not expressly permitted by the Company Agreement or this First Amendment. The parties acknowledge that the holders of the notes issued pursuant to the Note Purchase Agreements are third party beneficiaries of the provisions of this Section 14.

          15. MANAGEMENT COMMITTEE. Section 16.2.2 of the Company Agreement is hereby amended to add the following sentence "Any representative elected by the holders of the AGM Interest shall cease to serve as a representative if and to the extent required pursuant to the Voting Rights Agreement, and, thereafter, a majority of the representatives to the Management Committee selected by the holders of the SR Interest shall constitute a quorum of the Management Committee." SRSC agrees to take all actions reasonably requested by the Trust to facilitate compliance by the Trust with the requirements of the Voting Rights Agreement, including, without limitation, the funding of the Voting Rights Escrow as defined in the Note Purchase Agreements.

          16. EXPENSES OF THE TRUST. Promptly upon request, SRSC agrees to pay directly or to reimburse the Trust (and, if paid by AGM, to reimburse AGM) for all expenses incurred by the Trust, whether to compensate or reimburse the Resident Trustee of the Trust or otherwise.

          17. REPRESENTATIONS AND WARRANTIES. Each of the parties represents and warrants that the execution, delivery and performance by such party of this First Amendment are within its powers, have been duly authorized by all necessary action and do not and will not contravene or conflict with any provision of law applicable to such party, the charter, declaration of trust or bylaws of such party, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon such party, and this First Amendment and the Company Agreement as amended as of the date hereof are the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms.

          18.  MISCELLANEOUS.

          (a) Captions. Section captions used in this First Amendment are for convenience only, and shall not affect the construction of this First Amendment.

          (b) Governing Law. This First Amendment shall be a contract made under and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

          (c) Counterparts. This First Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same amendment.

          (d) Successors and Assigns. This First Amendment shall be binding upon the parties and their respective successors and assigns, and shall inure to the sole benefit of the parties their successors and assigns.



          This First Amendment to the Company Agreement is dated as of the day and year first above written.

                         ASC HOLDINGS, INC.



                         By:_______________________________
                         Name: Steven L. Watson
                         Title: Vice President


                         AMALGAMATED COLLATERAL TRUST

                         By Wilmington Trust Company, not individually but
solely
                         in its capacity as Resident Trustee



                         By:_______________________________
                         Name:_____________________________
                         Title:______________________________


                         SNAKE RIVER SUGAR COMPANY



                         By:_______________________________
                         Name: Allan M. Lipman
                         Title: President


                         THE AMALGAMATED SUGAR COMPANY LLC



                         By:_______________________________
                         Name: Allan M. Lipman
                         Title: President

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